Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Second Quarter Fiscal 2017 Results

Reaffirms fiscal 2017 guidance and prepares for Luvata HTS acquisition

RACINE, WI, November 1, 2016 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the second quarter of fiscal year 2017.

Highlights:

•	Sales of $317.7 million, down 4.9 percent from the prior year
•	Operating loss of $1.9 million compared with an operating loss of $32.1 million in the prior year; adjusted operating income of $3.6 million, down $4.5 million from the prior year
•	Loss per share of $0.09 and adjusted loss per share of $0.01
•	Full-year guidance confirmed
•	Recently announced acquisition of Luvata HTS on track to close by the end of calendar 2016

“Revenue was lower than anticipated in our Americas and Building HVAC segments, mostly due to weaker than anticipated market conditions,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Despite these end-market headwinds, our teams have continued to strengthen our business through structured cost-reduction initiatives that we expect will position the Company to deliver strong second-half performance.  As a result of these proactive efforts, we remain on pace to meet our full-year guidance.  Importantly, we expect to close the Luvata HTS transaction by the end of calendar 2016 and are heavily focused on integration planning to ensure a successful acquisition.”

Net sales for the second quarter were $317.7 million, compared with $334.0 million in the prior year.  On a constant-currency basis, net sales decreased 4.1 percent year-over-year.  The decrease was primarily related to lower sales to commercial vehicle and off-highway customers in the Americas segment, where markets continue to be weak.  This was partially offset by higher sales in the Asia segment.

Gross profit increased $2.0 million year-over-year during the second quarter, and gross margin increased 130 basis points to 15.0 percent, primarily due to an $8.3 million non-cash settlement loss related to pension lump sum payments during the second quarter of last year.  Excluding this settlement loss, gross profit decreased $6.3 million and gross margin decreased by 120 basis points, primarily due to the lower sales volume and temporary operating inefficiencies during the quarter, partially offset by cost savings related to procurement initiatives.

Selling, general and administrative (SG&A) expenses decreased $28.1 million during the quarter, primarily due to a $30.9 million non-cash settlement loss associated with the pension lump sum payments during the second quarter of last year.  Excluding this amount, SG&A expenses increased $2.8 million, primarily due to expenses related to the Luvata HTS acquisition and an increase in a legal reserve in Brazil, which were partially offset by lower salary and benefit expenses resulting from cost-saving initiatives.

The company recorded $2.1 million of restructuring expenses during the second quarter, primarily related to equipment transfer and plant consolidation costs and employee severance expenses. The company also recorded a $1.2 million gain on the sale of a facility in the Europe segment.

Second quarter operating loss was $1.9 million compared with $32.1 million in the second quarter of fiscal 2016.  This improvement was primarily due a $39.2 million settlement loss related to pension lump sum payments in the second quarter of last year.  Excluding this and certain other items, adjusted operating income was $3.6 million, down $4.5 million from the prior year.  This reduction was primarily due to the impact of the lower gross profit on the lower sales volume.

Net loss per share was $0.09, a decrease of $0.38 compared with the prior year.  Excluding the impact of the pension settlement loss and certain other items, the company reported an adjusted loss per share of $0.01 as compared with adjusted earnings per share of $0.04 in the second quarter of the prior year.

Second Quarter Segment Review

•
Americas segment sales were $126.0 million compared with $144.2 million one year ago, a decrease of 12.6 percent.  On a constant-currency basis, sales decreased 13.4 percent year-over-year, primarily due to ongoing weakness in the commercial vehicle and off-highway markets, partially offset by higher sales to automotive customers.  The segment reported an operating loss of $1.4 million compared with operating income of $7.8 million in the prior year, primarily due to the lower sales volume, temporary operating inefficiencies largely caused by production transfers and product launches and a $1.6 million increase in a legal reserve in Brazil.  This was partially offset by favorable material costs and cost savings related to procurement initiatives.  The segment recorded $1.6 million of restructuring charges during the quarter, primarily due to equipment transfer, plant consolidation and employee severance costs.

•
Europe segment sales were $123.9 million compared with $127.7 million one year ago, a decrease of 2.9 percent.  On a constant-currency basis, sales decreased 3.2 percent compared with the prior year, driven primarily by lower sales to off-highway customers and the impact of the wind-down of certain automotive programs.  The second quarter operating income of $6.7 million was $1.7 million higher than the prior year, primarily due to a $1.2 million gain on the sale of a facility and positive sales mix, as production continues to wind down on lower-margin commercial vehicle programs.

•
Asia segment sales were $24.7 million compared with $18.1 million one year ago, an increase of 37.0 percent.  On a constant-currency basis, sales increased 41.2 percent compared with the prior year.  The increase was primarily related to higher sales to automotive and off-highway customers in China, and incremental sales related to a recently-formed joint venture.  Operating income of $0.8 million improved $2.0 million from the prior year, resulting from higher sales volumes and lower SG&A expenses.

•
Building HVAC segment sales were $45.7 million compared with $48.8 million one year ago, a decrease of 6.3 percent.  On a constant-currency basis, sales were up 0.7 percent as compared with the prior year.  This increase was primarily due to higher sales of air conditioning and ventilation products in the U.K., partially offset by lower sales of ventilation products and weaker than expected preseason stocking sales of heating products in North America.  Operating income of $2.7 million was down $1.2 million, primarily due to unfavorable sales mix and operating inefficiencies in the U.K., partially offset by lower SG&A expenses.

Balance Sheet & Liquidity

Net debt was $108.0 million at September 30, 2016, an increase of $14.3 million from the end of fiscal 2016. Total debt was $171.0 million at September 30, 2016.  Cash and cash equivalents at the end of the second quarter were $63.0 million.

Second quarter adjusted free cash flow was $0.8 million compared with $18.5 million one year ago.  Net cash provided by operating activities during the second quarter was $12.0 million compared with $29.9 million one year ago, driven largely by unfavorable net changes in working capital and lower operating earnings, including cash payments for restructuring and acquisition-related activities.

Outlook

Based on current exchange rates, market outlook and business forecast, Modine confirms the following guidance for fiscal 2017:

•	Full fiscal year-over-year sales down 1 percent to up 3 percent;
•	Adjusted operating income of $65 million to $71 million; and
•	Adjusted earnings per share of $0.77 to $0.87.

Burke concluded, “Second quarter is normally our weakest quarter due to our customers’ summer production schedules.  This quarter was weaker than expected due to challenging conditions in some of our end markets and temporary manufacturing inefficiencies largely related to production transfers and launches.  We are addressing the production issues and expect volumes to improve as we enter the second half of fiscal 2017. We remain confident in our ability to deliver earnings growth on a year-over-year basis and expect to have a much stronger second half.  As a result, we are maintaining our full-year earnings guidance.  We expect to provide updated guidance for fiscal 2017, including the effect of the Luvata HTS transaction, in connection with our third quarter earnings release.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, November 2, 2016 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2017 second quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after November 2, 2016.  A call-in replay will be available through midnight on November 4, 2016, at 855.859.2056, (international replay 404.537.3406); Conference ID# 1270327.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after November 4, 2016.

About Modine

Modine, with fiscal 2016 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to complete the acquisition of Luvata HTS in a reasonable manner and timeframe, to integrate the business successfully into Modine thereafter, to harness the anticipated synergies associated with the transaction, and to achieve projected cash flows sufficient to enable Modine to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers, particularly in light of economic and market-specific challenges; the ability of the Company to successfully implement its Strengthen, Diversify and Grow strategic transformation; uncertainties regarding the costs and benefits of Modine’s restructuring activities in our Americas and Europe segments, including the activities associated with the closure of Modine’s facility in Washington, Iowa; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China, the remaining economic uncertainties in certain markets in North America, and the continuing uncertainty regarding the recent “Brexit” vote in Great Britain; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and adjusted free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share from continuing operations plus impairment charges and restructuring related expenses and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Adjusted free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring and certain other expenses.  This is a measure of cash generated from operations, excluding payments for restructuring and certain other expenses, during the period that is available for strategic capital decisions.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
	(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2016	2015	2016	2015
Net sales	$317.7	$334.0	$664.9	$680.1
Cost of sales (a)	270.0	288.3	555.2	577.4
Gross profit	47.7	45.7	109.7	102.7
Selling, general & administrative expenses (a)	48.7	76.8	93.3	119.6
Restructuring expenses	2.1	1.0	4.4	3.6
Gain on sale of facility	(1.2)	-	(1.2)	-
Operating (loss) income (a)	(1.9)	(32.1)	13.2	(20.5)
Interest expense	(3.0)	(2.7)	(6.0)	(5.5)
Other expense - net	(0.1)	(0.1)	(0.3)	(0.1)
(Loss) earnings before income taxes	(5.0)	(34.9)	6.9	(26.1)
Benefit (provision) for income taxes	1.0	12.4	(2.0)	9.1
Net (loss) earnings	(4.0)	(22.5)	4.9	(17.0)
Net earnings attributable to noncontrolling interest	(0.1)	-	(0.4)	(0.4)
Net (loss) earnings attributable to Modine	$(4.1)	$(22.5)	$4.5	$(17.4)

Net (loss) earnings per share attributable to Modine shareholders - diluted:	$(0.09)	$(0.47)	$0.09	$(0.37)

Weighted-average shares outstanding - diluted:	47.1	47.4	47.3	47.4

(a)
During the quarter ended September 30, 2015, the Company recorded a pension settlement loss of $39.2 million within selling, general & administrative expenses ($30.9 million) and cost of sales ($8.3 million).

Condensed consolidated balance sheets (unaudited)
		(In millions)
	September 30, 2016	March 31, 2016
Assets
Cash and cash equivalents	$63.0	$68.9
Trade receivables	183.3	189.1
Inventories	112.8	111.0
Other current assets	43.0	43.5
Total current assets	402.1	412.5
Property, plant and equipment - net	340.8	338.6
Deferred income taxes	127.3	123.1
Other noncurrent assets	41.8	46.7
Total assets	$912.0	$920.9

Liabilities and shareholders' equity
Debt due within one year	$53.8	$37.1
Accounts payable	129.1	142.4
Other current liabilities	89.2	94.1
Total current liabilities	272.1	273.6
Long-term debt	117.2	125.5
Other noncurrent liabilities	133.8	139.1
Total liabilities	523.1	538.2
Total equity	388.9	382.7
Total liabilities & equity	$912.0	$920.9

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
		(In millions)

	Six months ended September 30,
	2016	2015
Cash flows from operating activities:
Net earnings (loss)	$4.9	$(17.0)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	25.4	24.7
Insurance proceeds from Airedale fire	-	1.9
Gain on sale of facility	(1.2)	-
Pension and postretirement expense	1.7	40.4
Deferred income taxes	(5.6)	(14.7)
Other - net	3.1	3.3
Net changes in operating assets and liabilities	(14.7)	(8.8)
Net cash provided by operating activities	13.6	29.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	(32.0)	(30.2)
Insurance proceeds from Airedale fire	3.0	21.0
Costs to replace building and equipment damaged in Airedale fire	(1.0)	(28.1)
Proceeds from dispositions of assets	4.3	0.1
Other - net	(1.2)	0.2
Net cash used for investing activities	(26.9)	(37.0)

Cash flows from financing activities:
Net increase in debt	9.2	2.3
Other - net	(1.1)	(1.5)
Net cash provided by financing activities	8.1	0.8

Effect of exchange rate changes on cash	(0.7)	0.8

Net decrease in cash and cash equivalents	(5.9)	(5.6)

Cash and cash equivalents - beginning of period	68.9	70.5

Cash and cash equivalents - end of period	$63.0	$64.9

Segment operating results (unaudited)
				(In millions)

	Three months ended September 30,		Six months ended September 30,
	2016	2015	2016	2015
Net sales:
Americas	$126.0	$144.2	$266.0	$303.3
Europe	123.9	127.7	269.9	258.9
Asia	24.7	18.1	49.6	37.4
Building HVAC	45.7	48.8	85.6	90.1
Segment total	320.3	338.8	671.1	689.7
Corporate and eliminations	(2.6)	(4.8)	(6.2)	(9.6)
Net sales	$317.7	$334.0	$664.9	$680.1

Operating income:
Americas	$(1.4)	$7.8	$7.9	$17.1
Europe	6.7	5.0	21.7	10.7
Asia	0.8	(1.2)	2.3	(0.8)
Building HVAC	2.7	3.9	3.6	6.0
Segment total	8.8	15.5	35.5	33.0
Corporate and eliminations	(10.7)	(47.6)	(22.3)	(53.5)
Operating (loss) income (a)	$(1.9)	$(32.1)	$13.2	$(20.5)

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)
	(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2016	2015	2016	2015
Operating (loss) income	$(1.9)	$(32.1)	$13.2	$(20.5)
Restructuring expenses - Americas (a)	1.6	0.9	3.8	3.6
Restructuring expenses - other (a)	0.5	0.1	0.6	-
Gain on sale of facility (b)	(1.2)	-	(1.2)	-
Acquisition-related costs (c)	3.0	-	4.4	-
Brazil legal reserve (d)	1.6	-	1.6	-
Pension settlement loss (e)	-	39.2	-	39.2
Adjusted operating income	$3.6	$8.1	$22.4	$22.3

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(0.09)	$(0.47)	$0.09	$(0.37)
Restructuring expenses (a)	0.03	0.01	0.06	0.05
Gain on sale of facility (b)	(0.03)	-	(0.03)	-
Acquisition-related costs (c)	0.04	-	0.06	-
Brazil legal reserve (d)	0.04	-	0.04	-
Pension settlement loss (e)	-	0.50	-	0.50
Adjusted (loss) earnings per share	$(0.01)	$0.04	$0.22	$0.18

Gross profit and SG&A expenses (unaudited)
				(In millions)

	Three months ended September 30,		Six months ended September 30,
	2016	2015	2016	2015
Gross profit	$47.7	$45.7	$109.7	$102.7
Pension settlement loss (e)	-	8.3	-	8.3
Gross profit excluding pension settlement loss	$47.7	$54.0	$109.7	$111.0

Net sales	$317.7	$334.0	$664.9	$680.1

Gross margin excluding pension settlement loss	15.0%	16.2%	16.5%	16.3%

SG&A expenses	$48.7	$76.8	$93.3	$119.6
Pension settlement loss (e)	-	30.9	-	30.9
SG&A expenses excluding pension settlement loss	$48.7	$45.9	$93.3	$88.7

(a)
Restructuring amounts primarily relate to equipment transfer and plant consolidation costs and employee severance expenses, and include activities under the Company's Strengthen, Diversify and Grow strategic platform.  For the three and six months ended September 30, 2016, restructuring expenses within the Building HVAC segment totaled $0.2 million and $0.6 million, respectively.  For the six months ended September 30, 2016, restructuring income within the Europe segment totaled $0.3 million.  For both the three and six months ended September 30, 2016, restructuring expense at Corporate totaled $0.3 million.

(b)	During the second quarter of fiscal 2017, the Company sold a facility within its Europe segment for cash proceeds of $4.3 million, and as a result, recorded a gain of $1.2 million.

(c)
During September 2016, the Company signed a definitive agreement to acquire Luvata Heat Transfer Solutions.  Acquisition-related expenses, recorded at Corporate, primarily related to third-party legal and due diligence costs. See the recast Q1 fiscal 2017 adjusted operating income and earnings per share information, which reflects acquisition-related expenses incurred during the first quarter of fiscal 2017, on page 9.

(d)
During the second quarter of fiscal 2017, the Company increased the legal reserve recorded in Brazil (Americas segment) associated with a formal administrative investigation under Brazil’s antitrust laws.

(e)
Pension settlement loss, recorded at corporate, related to lump-sum payouts to certain U.S. pension plan participants in fiscal 2016.  The income tax benefit related to the pension settlement loss was $15.2 million.

Modine Manufacturing Company
Net debt (unaudited)
		(In millions)

	September 30, 2016	March 31, 2016
Debt due within one year	$53.8	$37.1
Long-term debt	117.2	125.5
Total debt	171.0	162.6

Less: cash and cash equivalents	63.0	68.9
Net debt	$108.0	$93.7

Adjusted free cash flow (unaudited)
				(In millions)

	Three months ended September 30,		Six months ended September 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$12.0	$29.9	$13.6	$29.8
Expenditures for property, plant and equipment	(17.5)	(14.2)	(32.0)	(30.2)
Payments for restructuring expenses and other adjustments	6.3	2.8	12.6	5.9
Adjusted free cash flow	$0.8	$18.5	$(5.8)	$5.5

Recast Q1 fiscal 2017 adjusted operating income and earnings per share (unaudited)
	(In millions, except per share amounts)

	Three months ended June 30, 2016
	Previously reported	Recast
Operating income	$15.1	$15.1
Restructuring expenses - Americas	2.2	2.2
Restructuring income - Europe	(0.3)	(0.3)
Restructuring expenses - Building HVAC	0.4	0.4
Acquisition-related costs - Corporate	-	1.4
Adjusted operating income	$17.4	$18.8

Net earnings per share attributable to Modine shareholders - diluted	$0.18	$0.18
Restructuring expenses	0.03	0.03
Acquisition-related costs	-	0.02
Adjusted earnings per share	$0.21	$0.23

In the above table, the Company recast its first quarter of fiscal 2017 adjusted operating income and earnings per share to reflect costs associated with the acquisition of Luvata Heat Transfer Solutions. The Company recast the first quarter of fiscal 2017 non-GAAP financial results to conform to the second quarter presentation on page 8.  There were no changes to the Company’s previously reported GAAP results.

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
 k.t.powers@na.modine.com